Exhibit 99.1

FINAL TRANSCRIPT

Thomson StreetEvents℠

Conference Call Transcript

**MXE - Q4 2008 MXenergy Earnings Conference Call

Event Date/Time: Oct. 15. 2008 / 4:00PM ET

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Final Transcript

Oct. 15. 2008 / 4:00PM ET, **MXE – Q4 2008 MXenergy Earnings Conference Call
CORPORATE PARTICIPANTS
Robi Artman-Hodge
MXenergy Holdings, Inc. — EVP
Jeffrey Mayer
MXenergy Holdings, Inc. — President & CEO
Chaitu Parikh
MXenergy Holdings, Inc. — CFO
PRESENTATION
Operator
Good day, ladies and gentlemen, and welcome to the fourth quarter MXenergy earnings conference call. My name is Francine and I will be your coordinator for today. At this time all participants are in listen-only mode. We will be facilitating a question-and-answer session towards the end of today’s conference. (OPERATOR INSTRUCTIONS).
I would now like to turn the presentation over to your host for today’s conference, [Mr]. Robi Artman-Hodge, Executive Vice President. Please proceed, [sir].
Robi Artman-Hodge — MXenergy Holdings, Inc. — EVP
Thank you, Francine, and good afternoon, everyone. I’m Robi Artman-Hodge, Executive Vice President of MXenergy Holdings, Inc. Today we will be reviewing our financial results for the fiscal year ended June 30, 2008. During the call MXenergy Holdings, Inc. may be referred to as MXenergy, the Company, we or us. Before we begin, though, I would like to remind you that certain statements made during this conference call which are not based on historical facts may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Because these forward-looking statements involve known and unknown risks and uncertainties, these are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described in our annual report on Form 10-K for the year ended June 30, 2008. All information is current as of the date of this call and the Company undertakes no duty to update this information.
We will take questions at the end of the call. Due to SEC disclosure regulations, we will be limited to commenting on information that has already been made available to the public by the Company. We will not be able to address events occurring after June 30, 2008, which has not been previously disclosed.
I am joined today by Jeffrey A. Mayer, President and Chief Executive Officer of MXenergy; and by Chaitu Parikh, our Chief Financial Officer. Now, I will turn the call over to Jeff Mayer for an overview of our operating results for fiscal year 2008.
Jeffrey Mayer — MXenergy Holdings, Inc. — President & CEO
Thank you, Robi, and good afternoon, everyone. Thank you for joining us. In these difficult times, I know you have many other things to do, so we appreciate your being with us this afternoon.
Today, we are reviewing our results for fiscal year ended June 30, 2008. This fiscal year of 2008 was a challenging one with disappointing financial results. Adjusted earnings before interest, tax, depreciation and amortization, which we refer to as adjusted EBITDA, was $44.9 million as compared with $60.1 million for fiscal year 2007.

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Final Transcript

Oct. 15. 2008 / 4:00PM ET, **MXE – Q4 2008 MXenergy Earnings Conference Call
The adjusted EBITDA reductions stem from three key factors, some of which we discussed in our third-quarter call. First, as we disclosed earlier, we experienced a drop in natural gas gross profits of approximately $10 million, or 9%. This resulted from a 5% decline in sold volume of MMBtus caused by lower average natural gas RCEs and warmer than normal temperatures in our southern region of natural gas operations.
During fiscal year 2008, natural gas comprised about 89% of our total sales, so that accounts for the significant impact of weather and the lower RCEs.
Second, we incurred approximately $10.7 million of higher operating expenses excluding depreciation and amortization as we increased our staff head count and incurred other costs to expand our operating platform and enhance our overall control environment, including our information technology and financial reporting controls. The impact of these initiatives included the expansion of our customer billing collections and customer service functions, continued development of our formalized internal audit function so as to become SOX-compliant by fiscal year end 2008 — and we are, indeed, SOX-compliant, as we are reporting today — and, continued integration of our legacy information systems onto a single customer relationship management system that we purchased in the Shell Energy Services Company acquisition in August 2006.
Finally, though we ended the year with an increase of about 69,000 RCEs over the prior year — about 700,000 at June 30, ‘08 as compared with 631,000 at June 30, ‘07 — much of the increased volumes delivered to these customers did not occur until later in our fiscal year. Thus, the economic benefit of these increased amounts during fiscal year 2008 was not sufficient to match the ramp-up costs that we incurred at the start of the fiscal year.
All this being said, our overall business fundamentals remain sound. Our electricity business continues to grow as a percentage of our overall business. We have profitably increased electricity RCEs to 98,000 at June 30, ‘08, from 43,000 at June 30, ‘07. Electricity now represents approximately 11% of our total sales for fiscal year ‘08, and gross profit from our electricity business was approximately $6.6 million higher in fiscal year ‘08 than in fiscal year ‘07.
Our in-contract customer attrition has improved to an average of 19% for fiscal year ‘08, down from an average of 27% for the prior fiscal year. This is due to the concerted efforts of our sales and marketing team and our well-trained customer care representatives as well as continued focus on win-back programs and other efforts to raise brand awareness, particularly in our southern region.
We continue to grow both organically and through acquisition. Total RCEs increased approximately 11% during fiscal year 2008 due to expansion of our door-to-door marketing channel, strong organic growth in our electricity business and the acquisition of GasKey in January 2008. As mentioned on our last earnings call, in August 2008 we commenced a multi-level marketing initiative with Zurvita. The performance of this channel is meeting expectations, and we’re currently active in five states using the multi-level marketing channel.
Another fundamental to bring to your attention that underscores the soundness of our business is that, despite prevailing economic conditions, our bad debt experience has remained in line with historical levels, and credit risk assessment procedures remain sound. Though we experienced higher sales revenue and had more customers in Georgia and Texas, where our bad debt experience is a bit higher than our guaranteed markets, which constitute most of the balance our business, bad debt continued to run at less than 1% of total sales in fiscal year 2008.
Notwithstanding this experience, we are diligently assessing the adequacy of our allowance for doubtful accounts in light of current economic conditions in the markets that we serve, and we will, of course, adjust our reserves if we feel it is justified.
Over the past few months, we learned that two of the utilities behind which we serve customers will be transitioning to guaranteed receivable programs during our fiscal year 2009. This is another fundamental point to underscore the strength of our business model. Keyspan will begin phasing in a purchase of receivables program — we call this a POR program, for purchase of receivables — starting this month for customers in New York City. Long Island customers will fall under a POR sometime during the calendar 2009.
For our electricity customers in Massachusetts, the state recently passed legislation requiring the utilities to implement a POR program in early calendar 2009. These actions should improve the collectability of customer accounts receivable and make growth in these markets more attractive.
Our risk management systems and controls continue to perform well. These controls remain conservative and sound. We have improved and enhanced our internal controls, and were successful in our efforts to become SOX-compliant for fiscal year 2008, though these were only internally tested for this fiscal year. And, while we increased our operating expenses to accomplish this, we do not anticipate that we will need to continue to ramp up expenses in this area or in any similar fashion on an ongoing basis.

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Final Transcript

Oct. 15. 2008 / 4:00PM ET, **MXE – Q4 2008 MXenergy Earnings Conference Call
On September 30th, 2008 we finalized an amendment and restatement of our revolving credit facility, which extends it through July 31, 2009. We utilize our revolving credit facility primarily to post letters of credit as collateral with our suppliers and with LDCs we serve to effectively operate within the markets that we have customers behind. The maximum amount that the Company is permitted to borrow was reduced to $255 million from $280 million as a result of the amendment. However, as we add new lenders to the facility, we can increase the facility back to the original $280 million.
We also amended the agreement governing the hedge facility in July 2008. The termination date of this facility was extended to the earlier of August 1, 2009, or 30 days prior to the expiration of the revolving credit facility. Prior to July 2008, we were not required to post additional collateral beyond the initial margin requirements unless the amount of NYMEX reference forward swap hedge positions exceeded $35 million MMBtus. This amendment reduces the volumetric limit for NYMEX reference forward swap hedge positions to 25 million MMBtus. And, in addition, we added a collateral requirement that provides that we must increase the collateral we post with our counterparty in the event that the negative mark-to-market is greater than 25 million. In that case, we post an additional $10 million of mark-to-market collateral.
In September 2008, with the decline in forward natural gas prices, our exposure did increase above $25 million, and so we increased our letter of credit posted as margin to $35 million. The collateral will revert back to $25 million once the mark-to-market exposure falls below $25 million for four consecutive — for four successive days.
Our current marketing strategies continued to include marketing to new mass-market residential and small commercial customers, using direct-mail, internet, telemarketing, door-to-door programs and now multi-level marketing; marketing through inside and outside sales agents to mid-market commercial customers; introducing new, or reintroducing former products, such as our ENERGY STAR rebate program and the Save or We Pay program; and, exploring opportunities for expanding the use of longer-term fixed-rate products. We continue to experience good results with our expanded door-to-door effort and our multi-level marketing initiative that we started in August. And, I am happy to say that we continue to enjoy an excellent compliance record and relationships with utilities and commissions in our various territories.
In Connecticut, the Department of Public Utility Control has initiated an investigation of our marketing. Where are cooperating fully with the investigation and, after our own internal review, we do not believe that we took any actions that are not consistent with utility and regulatory rules and procedures or our own very high standards of conduct. Evaluation of other new territories for future business expansion continues. We recently have registered to do business in California and are evaluating their natural gas markets now.
MXenergy will continue to review opportunities that permit us to grow by acquisition in addition to the organic growth that I described a moment ago. As we previously reported, the GasKey acquisition, completed in January 2008, represented the 10th business acquisition completed since the inception of our Company. In September 2008 we closed a very small acquisition of about 400 natural gas customers in the Baltimore Gas & Electric territory. This represented about 500 RCEs. We will begin serving those customers on November 1, 2008.
Most recently, just last week, on October 9th, 2008, we closed on a portfolio of natural gas customers in Georgia from an insolvent marketer that had filed for bankruptcy the prior week. We took over the customers effective the next day, October 10th, 2008, just in time for the winter heating season. The acquisition consisted of approximately 40,000 RCEs, although we expect some attrition in that number, as is usual with acquisitions. We agreed to purchase inventory associated with the customer base for a price of about $1.5 million and assumed all of the customer contract obligations for fixed-rate and cap product customers. All other customers were switched to our month-to-month variable-rate plan.
We will continue to pursue both organic and acquisition growth within our existing markets and to move into new LDC markets where we can take advantage of our established multi-channel marketing system, our information technology, our customer operations, infrastructure, our customer care platform and our considerable supply expertise.
I will now turn the call over to Chaitu Parikh for a more detailed discussion of our financial results for the fiscal year 2008. Chaitu?
Chaitu Parikh — MXenergy Holdings, Inc. — CFO
Thank you, Jeff. As previously noted, lower adjusted EBITDA for the current fiscal year 2008 was primarily the result of lower natural gas gross profit and higher operating expenses. Natural gas gross profit decreased $10 million or 9% for our 2008 fiscal year, as compared to the prior year. Gross profit per MMBTU decreased 4% at fiscal year 2008 as compared with the prior year.

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Final Transcript

Oct. 15. 2008 / 4:00PM ET, **MXE – Q4 2008 MXenergy Earnings Conference Call
The primary factors that contributed to the decline in natural gas gross profit include a 5% decline in volume of natural gas sold during fiscal year 2008 compared to the prior year. This is due in part to lower average natural gas RCEs and in part to warmer than normal temperatures in southern US markets. The warmer than normal weather also impacted our per-unit margins during the year.
In our business, most natural gas is consumed during the winter period, principally December through March of any year. Market prices for natural gas during this period can have a significant impact on our operating results. During fiscal year 2007, particularly during the three months ended March 31st, 2007, we were able to acquire natural gas at market prices that were generally lower than the weighted average cost of gas of competing utilities within the various natural gas markets where we had either variable price customers, the local utility acts as a competitor to us, and we do not own natural gas storage inventory.
In these markets we are able to set the variable prices at the higher end of the competitive range and still price below the local utilities, thus allowing us to realize higher gross profit on variable-rate products than those realized for the three months ended March 31st, 2008, the highest-usage months for natural gas.
In contrast, natural gas prices increased significantly during the three months ended March 31st, 2008, which prevented us from realizing comparable gross profit for variable-rate products offered in these same markets.
The negative impact from natural gas gross profit was partially offset by the following positive factors. Our results for fiscal year 2008 include a full of 12 months of natural gas gross profit related to the former SESCo operations, while our results for fiscal year 2007 include only 11 months of activity. Our methodology for valuing natural gas inventories on the balance sheet using a weighted-average cost basis resulted in a benefit for the fiscal year 2008 that exceeded the benefit for the comparable period in the prior year by approximately $2.6 million. Fee income was $2.3 million higher for the fiscal year 2008, which resulted from growth in the number of electricity customers, incremental fees from customers acquired in the GasKey acquisition in January 2008, and the inclusion of an additional month of SESCo operations.
Realized gains and losses from risk management activities, include net gains or losses related to natural gas held at inventory at the balance sheet date. These offsetting changes in gross margins will be realized in future periods as these inventories are sold.
During the 2008 fiscal year, we recorded approximately $4.8 million of realized gains related to the settlement of risk management activities associated with natural gas inventory as compared to realized losses of $1.1 million for the prior year, resulting in a net $5.9 million positive comparative impact on natural gas gross profit.
Electricity gross profit increased $6.7 million or 186% during fiscal year 2008 as compared to the prior year. Average electricity RCEs grew about 240% to approximately 68,000 for fiscal year 2008, resulting in significantly higher volume of megawatt hours sold. Higher electricity RCEs during fiscal year 2008 was the result of organic growth in all of our power markets — Texas, Massachusetts, Connecticut and New York. These markets benefited from targeted direct sales marketing activities, a wider range of products offered to customers and a favorable price environment.
Electricity gross profit per megawatt hour decreased 13% for the fiscal year 2008 as compared with the prior fiscal year. As previously noted, we have experienced significant growth in our Texas market. However, our average gross profit is generally lower, as we are serving more commercial and industrial customers in this market, which typically generate a lower margin. Introductory rates offered to new customers in our northeastern United States markets also contributed to a lower gross profit per megawatt hour sold.
In September 2008, due to the excessive damage caused by Hurricane Ike to the infrastructure for generating and delivering electricity to residential and commercial customers, service to many of our customers was disrupted for an extended period of time. We are still assessing the impact of this disruption of service on our financial results for the quarter ended September 30, 2008.
Now, turning to our operating expenses. Total operating expenses including depreciation and amortization increased approximately $15.6 million or 17% for fiscal year 2008 as compared with the prior fiscal year. Excluding depreciation and amortization expense, operating expenses increased by $10.7 million. There were a few unusual transactions during the current and prior fiscal years that, when excluded, provide a better picture of our normalized operating expenses. In the prior fiscal year we incurred $2 million of restructuring costs and other charges associated with the SESCo acquisition. In March of this fiscal year the Company issued stock to two of our senior executives. Total compensation expenses related to the issuance of these shares was approximately $1.7 million.

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Final Transcript

Oct. 15. 2008 / 4:00PM ET, **MXE – Q4 2008 MXenergy Earnings Conference Call
Excluding the impact of these unusual items, general and administrative expenses increased $8.1 million for fiscal year 2008. Throughout the 2008 fiscal year we continued various initiatives to enhance our corporate finance, billing, accounting operations, customer service, information technology, marketing and supply functions in support of business growth experienced during the year.
In addition, we increased our staff headcount and incurred other costs to enhance our overall internal control environment, including information technology and financial reporting controls. The impact of these initiatives include the following — higher staffing levels with the associated increased salary, benefits and recruiting fees for staff required to enhance our overall internal control environment for various corporate accounting and reporting functions; higher professional fees related to supporting our development of a formalized internal audit function and our ongoing development of an internal controls environment that complies with the Sarbanes-Oxley Act of 2002. I would note that approximately $2 million of the fees we incurred this year should be non-recurring.
We also had higher information technology expenses related to business growth and process improvement initiatives. The principal objectives of these initiatives include the integration of legacy operations of the Company onto a customer relationship management system that was purchased in the SESCo acquisition and the implementation of internal controls as described previously.
In addition, higher average RCEs served during 2008 as compared to the prior year and an additional month of expenses related to the SESCo operations contributed to generally higher operating expenses in the year. You may recall that during the three months ended September 30, 2007, we incurred significant expenses related to a multimedia campaign designed to support our direct sales activities in the Georgia market subsequent to the SESCo acquisition. Multimedia marketing expenditures slowed significantly during the nine months subsequent to September 30, 2007, after the Georgia campaign was completed.
Marketing expenses were lower for the final nine months of fiscal year 2008 as a result of higher deferrals of customer acquisition costs as compared with the prior fiscal year. During the fiscal year 2008, we shifted our marketing focus and resources towards direct sales and marketing activities. Much of the costs associated with these marketing channels are deferred as customer acquisition costs on our consolidated balance sheet and amortized over a three-year estimated benefit period. This resulted in lower marketing expenses during the last three quarters of fiscal year 2008 as compared with the same period in the prior fiscal year and partially offset higher multimedia advertising expenses during the first three months of the current fiscal year.
Our reserves and discounts increased by $2.4 million over the prior year. The higher dollar provision for doubtful accounts for the 2008 year is partially due to higher total sales recorded for the period. It’s also partially due to the higher concentration of revenues and receivables in the Georgia natural gas market and Texas electricity markets. In those markets we perform the billing function and bear the credit risk on both the commodity and the utilities distribution charges. The overall provision continued to be less than 1% of total sales, which is comparable with prior fiscal years.
As of June 30, 2008, we had not experienced a material change in the collectability of customer accounts receivable as a result of the weak economic conditions in any of the markets that we serve. However, as mentioned earlier, we will continue to assess the adequacy of our allowance for doubtful accounts in light of changing economic conditions in all of our markets.
Depreciation and amortization expense includes depreciation of fixed assets and amortization of customer acquisition costs. Expenses for fiscal year 2008 include an additional month of depreciation and amortization associated with fixed assets and customer acquisition costs acquired from SESCo in August 2006. As previously discussed, we also have higher balances of customer acquisition costs, which also contributed to higher amortization expense in the year.
Net interest income — net interest expense, sorry — increased $1.1 million, or 3% for the fiscal year 2008, as compared with the prior fiscal year. The majority of our interest expense is associated with the senior notes, which were issued in connection with the SESCo acquisition in August 2006. Interest expense associated with the senior notes increased $4 million in fiscal 2008, due mainly to the following — the impact of mark-to-market adjustments on interest rate swaps that reduce our exposure to fluctuations and variable interest rates on the senior notes, which resulted in a $3.8 million increase to interest expense, and the inclusion of an additional month of interest expense for fiscal year 2008 as compared with the fiscal year 2007. This resulted in a $1.9 million increase to interest expense.
These increases were partially offset by the weighted average interest rate on the senior notes declining to 11.92% for the 2008 year from 12.97% for the prior fiscal year. Lower average debt balances for fiscal year 2008 resulting from our purchases of senior notes during both 2008 and 2007 and from our repayment of the Denham credit facility in January 2008. And finally, we had lower fees associated with our hedge facility of approximately $1.8 million during the 2008 year compared to the prior year.

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Final Transcript

Oct. 15. 2008 / 4:00PM ET, **MXE – Q4 2008 MXenergy Earnings Conference Call
Income tax expense increased to $17.2 million for the fiscal year 2008 compared to a benefit of $8.5 million for the 2007 year. This is due to the change in income before income tax expense of $42 million for 2008 as compared to a loss before income tax benefit of $22.3 million for fiscal year 2007 and a higher effective tax rate for fiscal year 2008, due mainly to changes in the mix and amounts of permanent differences, which is partially offset by a lower state statutory tax rate.
During the fiscal year ended June 30th, 2008 our cash and cash equivalents decreased $65 million to a balance of $72 million at the end of the period. Approximately $8.6 million of cash was used for operating activities during the period, which reflects a $97.6 million change from the $89 million provided by operations for fiscal year 2007. While this overall decrease in cash from operating activities, approximately $82.4 million was used to fund higher net working capital needs, including accounts receivable and natural gas inventory net of higher accounts payable and accrued expenses, primarily due to the following items.
Average price paid for natural gas inventory was 48% higher for the fourth quarter of fiscal year 2008 compared with the same period in the prior fiscal year. Electricity RCEs increased approximately 55,000 during fiscal year 2008 to 98,000 at June 30, 2008, due to significant organic growth in the northeastern US and in the state of Texas. Natural gas RCEs increased 14,000 during fiscal year 2008 to 602,000 at the end of the 2008 year. This is due to the GasKey acquisition, where we are now servicing more commercial and industrial customers that also have a higher usage of natural gas in the summer months than our typical residential and small commercial customer. As a result, we have higher customer accounts receivable and natural gas inventory balances at the end of June ‘08 compared to the prior year.
The remaining $15.2 million decrease in cash from operating activities is due to lower operating profit excluding unrealized gains or losses from risk management activities and non-cash expenses, such as depreciation, amortization and stock compensation expense. We also used cash for the following material investing and financing activities during 2008. $12.4 million was paid to PS Energy Group, related to the GasKey acquisition. $19.6 million was used for investment in customer acquisition costs. $12 million was used to acquire outstanding senior notes from existing bondholders, and $11 million was used to repay all the borrowings under the Denham Credit Facility. At June 30th, 2008, the total availability under our revolving credit facility was $193.9 million, of which $147.9 million was utilized in the form of outstanding letters of credit. We did not draw any borrowings under our revolving credit facility during the fiscal year ‘08, and there were no cash borrowings under our revolving credit facility at June 30th, 2008.
As of the end of the year we are in compliance with all covenants associated with our debt agreements. And, as Jeff previously noted, since June 30th, 2008, we have negotiated extensions to our revolving credit facility and our hedge facility. We were able to finalize these extensions despite the recent turmoil in the credit markets, albeit at a slightly reduced size.
In addition, we have completed our testing of internal controls and are, as of June 30th, 2008, SOX-compliant.
I will now turn the call back to Jeff Mayer.
Jeffrey Mayer — MXenergy Holdings, Inc. — President & CEO
Thank you, Chaitu, and let me thank our listeners again for joining us today. We appreciate your interest in the Company, and we will now open the call up for questions. Francine?
QUESTION AND ANSWER
Operator
(OPERATOR INSTRUCTIONS). Maryana Kushnir.
Maryana Kushnir — Nomura Asset Management — Analyst
I have a few questions. First of all, there was a disclosure regarding preferred and the put option there. Could you clarify whether you expect to be in the position where you will have to redeem that next year?

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Final Transcript

Oct. 15. 2008 / 4:00PM ET, **MXE – Q4 2008 MXenergy Earnings Conference Call
Chaitu Parikh — MXenergy Holdings, Inc. — CFO
The terms of the preferred stock are that, at the end of five years, the holders of the preferred stock have the right to request a redemption from the Company if the returns have not been in excess of 25% internal rate of return since the date they made the initial investment. And as of today, we do not believe that we’ll be able to meet that return hurdle. So, as a result, the preferred stockholders could be in a position to make that request. However, if they make that request, the Company will then have to decide whether to redeem that stock if we determine that we have sufficient liquidity to do that and we’re able to get permission under our various debt agreements to do that. And, if we decide not to redeem, the Company can provide the preferred stockholders with additional Board representation such that they have control.
Maryana Kushnir — Nomura Asset Management — Analyst
Do you have any idea as how you are going to address that, at this point?
Jeffrey Mayer — MXenergy Holdings, Inc. — President & CEO
Maryana, did you hear what Chaitu said, was that the preferreds do not have a unilateral right to —.
Maryana Kushnir — Nomura Asset Management — Analyst
No; I understand, but would you — because you have a cash balance, would you redeem some of that cash and maybe really try to redeem the preferred? Or, you understand that this position, this situation, it’s important to preserve liquidity, and you’d rather give up Board seats?
Jeffrey Mayer — MXenergy Holdings, Inc. — President & CEO
First of all, of course, this would be a forward-looking statement, and we have no idea what we would do next June. But, our options are clear, and we would have the ability at that time to redeem the stock, or at our option, to provide the preferreds with additional Board seats such that they would have control. If we chose the latter course, we would effectively give control to the preferreds. But, bear in mind that the preferreds’ interest are aligned with those of the other shareholders.
So, we have that choice. We can’t predict what we would choose, but I think it’s clear that, were the preferreds to exercise their right to request redemption, the Company would not face any concern at that point.
Maryana Kushnir — Nomura Asset Management — Analyst
Okay, I understand. Also, I would like to clarify just a couple of things on the hedge facility. First of all, the amount of the forward hedge was reduced. And, as I look at the disclosure, the NYMEX reference over-the-counter swaps outstanding is 14 million MMBtu. So, is that the right number to look at when I’m comparing it to 25 limit?
Chaitu Parikh — MXenergy Holdings, Inc. — CFO
Yes, that’s correct. We have 14 million, approximately 14 million NYMEX reference MMBtus outstanding, and we have a 25 million MMBtu limit in the hedge facility — added by the Company for clarity, as of June 30, 2008.
Maryana Kushnir — Nomura Asset Management — Analyst
Would that number go up during the heating season?

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Final Transcript

Oct. 15. 2008 / 4:00PM ET, **MXE – Q4 2008 MXenergy Earnings Conference Call
Chaitu Parikh — MXenergy Holdings, Inc. — CFO
The 14 million?
Maryana Kushnir — Nomura Asset Management — Analyst
Yes.
Chaitu Parikh — MXenergy Holdings, Inc. — CFO
Well, that number goes up, dependent upon our marketing activities and depending upon whether we’re selling one-year fixed-price contracts or two or three-year fixed-price contracts. And, it also depends on the forward curve. If we are seeing that it’s backward-dated, we may sell more longer-dated fixed-price contracts.
Maryana Kushnir — Nomura Asset Management — Analyst
And the basis swaps are excluded from that; is it correct?
Chaitu Parikh — MXenergy Holdings, Inc. — CFO
That’s correct.
Maryana Kushnir — Nomura Asset Management — Analyst
And, do you feel like that this is sufficient for your operations, this limit?
Chaitu Parikh — MXenergy Holdings, Inc. — CFO
We do feel it’s sufficient, given the level that we were at, as of June 30th. We feel that it was sufficient.
Maryana Kushnir — Nomura Asset Management — Analyst
Okay. And then, the fact that you had to put up additional collateral, 10 million LCs, is that basically a one-time thing, or what will happen — how is it going to work, going forward, when negative MTM increases again?
Chaitu Parikh — MXenergy Holdings, Inc. — CFO
Right. That is a one-time increase that occurs, and there is no obligation for us to post any additional collateral beyond that $10 million. And once commodity price — if commodity prices increase and our mark-to-market position moves back below a negative $25 million for four consecutive days, then the collateral will reduce back down to the $25 million level.
Maryana Kushnir — Nomura Asset Management — Analyst
And would you get those LCs back, then?
Chaitu Parikh — MXenergy Holdings, Inc. — CFO
Yes. We would then get — that incremental $10 million LC would be returned.

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Final Transcript

Oct. 15. 2008 / 4:00PM ET, **MXE – Q4 2008 MXenergy Earnings Conference Call
Maryana Kushnir — Nomura Asset Management — Analyst
Okay. I have a few more questions, if it’s okay. Also, I just want to understand — working capital generally was a drain of cash flow for the year. Is that basically due to the growth in the electricity business, or how should I be thinking about it?
Chaitu Parikh — MXenergy Holdings, Inc. — CFO
I think there’s really two components. One, the electricity business grew significantly year over year. There was also a very significant increase in commodity prices in May and June, which meant that all of our variable customers we were charging higher prices to, and therefore, receivables were much higher.
As I mentioned, the average price of gas for — our weighted-average cost of gas for inventory was significantly higher than it was in the prior year, so that’s also contributing to higher working capital. So it’s really, I think, driven — partially driven by growth in the business and the change in the customers that we’re serving, and partially driven by commodity prices.
Maryana Kushnir — Nomura Asset Management — Analyst
Very much of the commodity component of that is reversing; is that correct? Is it reversing in this quarter?
Chaitu Parikh — MXenergy Holdings, Inc. — CFO
Is it reversing in this quarter? We can’t really talk about forward — you know, what’s going to be happening, but you can certainly see that market commodity prices are declining. So, you can come to your own conclusions about that.
Maryana Kushnir — Nomura Asset Management — Analyst
Okay. And then, just to understand the situation better, natural gas curve is rather flattish currently. What does that mean for your business environment? Is it easier, or more difficult?
Jeffrey Mayer — MXenergy Holdings, Inc. — President & CEO
The question is a difficult one to answer because I’m not sure if it’s fair to say that the curve is flat or flatter. I’m not sure what you’re comparing it to. We have discussed in the past that the shape of the forward curve does affect the nature of the products we sell. As Chaitu noted earlier, if the curve were in backwardation, as it was prior to the spring of ‘06, we would find it easier to sell longer-term contracts than if the curve is in contango.
So, if the curve is flat or flatter than backwardation, that has an impact. It’s not as easy to sell with a flat curve as it is with a backward-dated curve, but it’s certainly easier to sell long-dated fixed-price forward contracts than with a contango curve.
Maryana Kushnir — Nomura Asset Management — Analyst
Okay.
Operator
Matt (inaudible).

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Final Transcript

Oct. 15. 2008 / 4:00PM ET, **MXE – Q4 2008 MXenergy Earnings Conference Call
Unidentified Participant
Just a brief question. I know you mentioned the acquisition of the Baltimore — the gas assets. The media has been reporting a lot of failures in Texas of some retail providers. Just curious in terms of the landscape for acquiring small tuck-in acquisitions and how competitive that process has been and who you have been really running into when you go to bid for those assets.
Jeffrey Mayer — MXenergy Holdings, Inc. — President & CEO
Well, of course, I can’t answer your question in detail, but I think the fact that you saw us do a small acquisition of accounts in Baltimore and the acquisition last week in Georgia can tell you that we definitely are interested in doing acquisitions. Clearly, the usual issues or considerations apply when we look at acquisitions, which we have discussed in the past, namely the strategic benefit of the acquisition, the cost of the acquisition, our ability to integrate it into our systems without too much trouble, the legitimacy of the business we’re looking at, that is, whether the accounts were acquired in a way that meets our marketing standards. All those issues go into it.
And then, finally, I would say if you look at the transcript of the Bankruptcy Court hearing in the case in Georgia, you would find that there was some competition, limited as it was, for the transaction. When we do look at acquisitions, and there have been a number of auctions over the past year or two and quite a few more recently, we do find a handful of players that show up and are often the same characters.
Finally, just with respect to Texas, I would say, yes, there were several defaults a couple months ago. That market, I think, was to some extent a little bit of the wild West, in more ways than one. I think it has been tamed a little bit over the past couple of months, and I think things have settled down. But, we are always interested in growing, as we have said in the past, and we have disclosed we have interest in growing both through organic and acquisitions.
Unidentified Participant
Okay, excellent. And then, just one housekeeping item with regards to the amended and restated credit agreement. There was a line there just subject to interpretation that the Company was required to borrow any available balances under that Denham facility no later than November 7th. So, is that to be implied that it will be drawn before November 7th? Or, if you are going to draw it, it has to be done before that date?
Chaitu Parikh — MXenergy Holdings, Inc. — CFO
That provision was meant to state that we would have to draw any balances under the facility before November 6th or 7th — I can’t remember what the date was. But, yes, we had to draw any balances that were outstanding under that facility.
Unidentified Participant
Outstanding. So then, we will be working under the assumption that the Denham facility will the redrawn then?
Chaitu Parikh — MXenergy Holdings, Inc. — CFO
That’s correct.
Unidentified Participant
Okay, thank you, guys.
Operator
(OPERATOR INSTRUCTIONS). We have no more questions in queue.
Jeffrey Mayer — MXenergy Holdings, Inc. — President & CEO
Thank you, Francine. Why don’t we give our listeners just another moment, to see if anybody has any thoughts.
Very good. Well, with that, I want to thank you again, and let me turn it over to Robi for some closing remarks.

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Final Transcript

Oct. 15. 2008 / 4:00PM ET, **MXE – Q4 2008 MXenergy Earnings Conference Call
Robi Artman-Hodge — MXenergy Holdings, Inc. — EVP
I also want to thank all of you for joining us today. A replay of this conference call will be available starting tomorrow for the next 30 days, at the investor relations link at www.MXholdings.com. Additionally, a transcript of today’s teleconference will be available within the next ten days via the investor relations link, also at www.MXholdings.com.
We appreciate your continued interest in MXenergy, and we truly look forward to having you on future calls with us. Thank you and have a great day.
Operator
Thank you for your participation in today’s conference. This concludes your presentation. You may now disconnect. Good day.

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